Exhibit 99.1

SAVVIS, INC. AND SUBSIDIARIES

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

SAVVIS, Inc.

We have audited the accompanying consolidated balance sheets of SAVVIS, Inc. and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of SAVVIS, Inc. and subsidiaries at December 31, 2008 and 2007, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 15 to the consolidated financial statements, the Company changed its method of accounting for uncertain tax positions effective January 1, 2007.

As discussed in Note 2 to the consolidated financial statements, the Company retrospectively applied certain adjustments upon adoption of FASB Staff Position APB 14-1.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), SAVVIS, Inc.’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated February 23, 2009, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

St. Louis, Missouri

February 23, 2009, except for the retrospective adjustments described in Note 2, as to which the date is May 27, 2009.

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,
	2008	2007
ASSETS
Current Assets:
Cash and cash equivalents	$121,284	$183,141
Trade accounts receivable, less allowance for credits and uncollectibles of $7,947 and $5,060 as of December 31, 2008 and 2007, respectively	51,745	51,925
Prepaid expenses and other current assets	23,641	19,548

Total Current Assets	196,670	254,614

Property and equipment, net	736,646	616,584
Other non-current assets	16,379	17,076

Total Assets	$949,695	$888,274

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Payables and other trade accruals	$41,538	$57,673
Current portion of long-term debt and lease obligations	13,049	6,196
Other accrued liabilities	71,675	101,419

Total Current Liabilities	126,262	165,288

Long-term debt, net of current portion	360,249	285,002
Capital and financing method lease obligations, net of current portion	191,419	162,054
Other accrued liabilities	71,588	59,182

Total Liabilities	749,518	671,526

Commitments and Contingencies (see Note 12)
Stockholders’ Equity:
Common stock; $0.01 par value, 1,500,000 shares authorized; 53,464 and 52,977 shares issued and outstanding as of December 31, 2008 and 2007, respectively	535	530
Additional paid-in capital	834,882	811,559
Accumulated deficit	(613,583)	(591,617)
Accumulated other comprehensive loss	(21,657)	(3,724)

Total Stockholders’ Equity	200,177	216,748

Total Liabilities and Stockholders’ Equity	$949,695	$888,274

The accompanying notes are an integral part of these consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Years Ended December 31,
	2008	2007	2006
Revenue	$857,041	$793,833	$763,971
Operating Expenses:
Cost of revenue (including non-cash equity-based compensation expense of $3,339, $5,738, and $2,983) (1)	483,054	443,282	454,819
Sales, general, and administrative expenses (including non-cash equity-based compensation expense of $19,630, $27,944, and $16,723) (1)	212,331	223,453	206,164
Depreciation, amortization, and accretion	135,123	94,805	77,538
Gain on sales of data center and CDN assets	—	(305,707)	—

Total Operating Expenses	830,508	455,833	738,521

Income From Operations	26,533	338,000	25,450
Loss on debt extinguishment	—	45,127	—
Net interest expense and other	45,503	48,612	67,503

Income (Loss) before Income Taxes	(18,970)	244,261	(42,053)
Income tax expense	2,996	1,386	1,905

Net Income (Loss)	(21,966)	242,875	(43,958)
Accreted and deemed dividends on Series A Convertible Preferred stock (2)	—	—	262,810

Net Income (Loss) Attributable to Common Stockholders	$(21,966)	$242,875	$(306,768)

Net Income (Loss) per Common Share
Basic	$(0.41)	$4.61	$(9.54)

Diluted	$(0.41)	$4.51	$(9.54)

Weighted-Average Common Shares Outstanding (3)
Basic	53,317	52,689	32,159

Diluted	53,317	57,215	32,159

(1)	Excludes depreciation, amortization, and accretion, which is reported separately.

(2)	Includes $240.1 million of deemed dividends for the year ended December 31, 2006, incurred in connection with the exchange of Series A Convertible Preferred stock for common stock on June 30, 2006.

(3)	Diluted weighted-average common shares outstanding includes 3.2 million common shares for the year ended December 31, 2007, which reflects the dilution impact of the 3% Convertible Notes using the “if-converted” method. For the years ended December 31, 2008 and 2006, the effects of including the incremental shares associated with the Convertible Notes, options, warrants, unvested restricted preferred units, unvested restricted stock units, and unvested restricted stock awards are anti-dilutive and, as such, are not included in diluted weighted-average common shares outstanding.

The accompanying notes are an integral part of these consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Years Ended December 31,
	2008	2007	2006
Cash Flows from Operating Activities:
Net income (loss)	$(21,966)	$242,875	$(43,958)
Reconciliation of net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion	135,123	94,805	77,538
Non-cash equity-based compensation	22,969	33,682	19,706
Accrued interest	18,454	41,799	53,973
Gain on sales of data center and CDN assets	—	(305,707)	—
Loss on debt extinguishment	—	45,127	—
Other, net	852	(862)	292
Net changes in operating assets and liabilities, net of effects from sales of assets:
Trade accounts receivable, net	(1,241)	(4,807)	5,663
Prepaid expenses and other current and non-current assets	(5,591)	(3,061)	(4,226)
Payables and other trade accruals	(1,360)	(3,546)	(5,375)
Other accrued liabilities	(1,682)	(22,958)	15,088

Net cash provided by operating activities	145,558	117,347	118,701

Cash Flows from Investing Activities:
Payments for capital expenditures	(246,166)	(348,648)	(73,420)
Proceeds from sales of data center and CDN assets, net	—	318,530	—
Payments for purchases of data center assets	—	—	(13,817)
Other investing activities, net	—	694	145

Net cash used in investing activities	(246,166)	(29,424)	(87,092)

Cash Flows from Financing Activities:
Proceeds from long-term debt	62,292	345,000	—
Proceeds from financing method lease obligation	—	—	50,600
Proceeds from stock option exercises	907	16,203	20,467
Payments for extinguishment of Series A Subordinated Notes	—	(342,491)	—
Payments for debt issuance costs	(1,885)	(8,866)	—
Payments for employee taxes on equity-based instruments	(2,298)	(10,160)	—
Principal payments under capital lease obligations	(5,825)	(2,720)	(3,185)
Principal payments under revolving credit facility	—	—	(58,000)
Other financing activities, net	(5,129)	(869)	(1,449)

Net cash provided by (used in) financing activities	48,062	(3,903)	8,433

Effect of exchange rate changes on cash and cash equivalents	(9,311)	428	(2,515)

Net increase (decrease) in cash and cash equivalents	(61,857)	84,448	37,527
Cash and cash equivalents, beginning of year	183,141	98,693	61,166

Cash and cash equivalents, end of year	$121,284	$183,141	$98,693

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$32,380	$20,309	$15,835
Cash paid for income taxes	1,714	3,667	496
Non-cash Investing and Financing Activities:
Accreted and deemed dividends on Series A Convertible Preferred stock	$—	$—	$262,810
Assets acquired and obligations incurred under capital leases	36,160	53,309	6,637
Assets acquired and obligations incurred under financing agreements	24,160	8,840	—

The accompanying notes are an integral part of these consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)

(in thousands)

	Number of Shares Outstanding
	Series A Convertible Preferred Stock	Common Stock	Series A Convertible Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity (Deficit)
Balance at December 31, 2005	202	12,090	$305,173	$1,813	$353,836	$(790,534)	$(2,297)	$(132,009)
Net loss	—	—	—	—	—	(43,958)	—	(43,958)
Foreign currency translation adjustments	—	—	—	—	—	—	(1,511)	(1,511)
Accreted and deemed dividends on Series A Convertible Preferred stock	—	—	22,698	—	(22,698)	—	—	—
Beneficial conversion feature of deemed dividends on Series A Convertible Preferred stock	—	—	(4,723)	—	4,723	—	—	—
Conversion of Series A Convertible Preferred stock to common stock	(202)	37,417	(323,148)	(1,481)	323,592	—	—	(1,037)
Issuance of common stock upon exercise of stock options	—	1,557	—	153	20,314	—	—	20,467
Issuance of restricted stock		10	—	1	(1)	—	—	—
Issuance of common stock upon exercise of warrants	—	417	—	29	(29)	—	—	—
Recognition of compensation costs	—	—	—	—	19,017	—	—	19,017
Recognition of stock option modification costs	—	—	—	—	696	—	—	696

Balance at December 31, 2006	—	51,491	—	515	699,450	(834,492)	(3,808)	(138,335)

Net income	—	—	—	—	—	242,875	—	242,875
Issuance of Convertible Notes	—	—	—	—	72,609	—	—	72,609
Foreign currency translation adjustments	—	—	—	—	—	—	84	84
Issuance of common stock upon exercise of stock options	—	1,143	—	10	16,193	—	—	16,203
Issuance of restricted stock	—	11	—	1	(1)	—	—	—
Issuance of common stock upon vesting of restricted stock units	—	332	—	4	(4)	—	—	—
Payments for employee taxes on equity-based instruments	—	—	—	—	(10,160)	—	—	(10,160)
Recognition of compensation costs	—	—	—	—	33,472	—	—	33,472

Balance at December 31, 2007	—	52,977	—	530	811,559	(591,617)	(3,724)	216,748

Net loss	—	—	—	—	—	(21,966)	—	(21,966)
Foreign currency translation adjustments	—	—	—	—	—	—	(14,408)	(14,408)
Deferred hedge loss	—	—	—	—	—	—	(3,525)	(3,525)
Issuance of common stock	—	451	—	4	2,836	—	—	2,840
Issuance of restricted stock	—	36	—	1	—	—	—	1
Payments for employee taxes on equity-based instruments	—	—	—	—	(2,298)	—	—	(2,298)
Recognition of compensation costs	—	—	—	—	22,785	—	—	22,785

Balance at December 31, 2008	—	53,464	$—	$535	$834,882	$(613,583)	$(21,657)	$200,177

(1)	All common share information reflects the one-for-fifteen reverse stock split that occurred on June 6, 2006.

The accompanying notes are an integral part of these consolidated financial statements.

SAVVIS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands, except share data and where indicated)

NOTE 1—DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

SAVVIS, Inc. (the Company) provides managed information technology (IT) services including managed hosting, utility computing, colocation, security, network, and professional services through its global infrastructure to businesses and government agencies around the world.

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and have been prepared in accordance with U.S. generally accepted accounting principles, under the rules and regulations of the U.S. Securities and Exchange Commission (SEC). All intercompany balances and transactions have been eliminated in consolidation. In addition, certain amounts from prior years have been reclassified to conform to the current year presentation.

Reclassifications

Certain amounts in the prior periods presented have been reclassified to conform to the current period financial statement presentation.

The Company underwent an evaluation of job functions, which resulted in a realignment of costs from cost of revenue to sales, general and administrative expenses, which the Company believes more accurately presents the components of operating costs. To reflect the impact this change would have made if implemented in the prior period, the cost of revenue and sales, general and administrative expenses for the years ended December 31, 2008, 2007, and 2006 have been adjusted to reflect a $12.2 million, $11.0 million, and $10.1 million reclassification, respectively. Total operating expenses and net income were not impacted by the change.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Company classifies cash on hand and deposits in banks, including commercial paper, money market accounts, and other investments it may hold from time to time, with an original maturity of three months or less, as cash and cash equivalents. As of December 31, 2008, substantially all of the Company’s $121.3 million of cash and cash equivalents was held in money market accounts, which are valued using Level 1 inputs under the guidance of Statement of Financial Accounting Standards (SFAS) 157, “Fair Value Measurements.” Of the $121.3 million, $3.3 million was invested in the money market fund, Reserve Primary Fund (RPF) which received SEC approval during September 2008 to delay redemptions until financial markets allowed for orderly investment dispositions. As a result, the Company’s investment in RPF is not currently liquid. In addition, RPF reported that its market value fell below one dollar per share. Distributions from the RPF have been made, and $12.4 million of the Company’s initial investment of $15.7 million has been redeemed as of December 31, 2008. While the Company does not believe that the current liquidity issues related to this fund will be more than temporary or impact its ability to fund ongoing business operations, it has recorded a loss of $0.2 million, or 1.5% of their initial investment, to account for an estimated loss on the market value of this investment.

Concentrations of Credit Risk

The Company invests excess cash with high credit, quality financial institutions, which bear minimal risk and, by policy, limits the amount of credit exposure to any one financial institution. The Company’s concentrations of credit risk are principally in accounts receivable. The Company periodically reviews the credit quality of its customers and generally does not require collateral. For the year ended December 31, 2008, approximately 26% of the Company’s revenue was generated by customers in the financial sector. Given the current economic environment and uncertainty, the Company remains cautious regarding these customers and their potential impact on the Company’s revenue and accounts receivable collectibility.

Trade Accounts Receivable

The Company classifies as trade accounts receivable amounts due within twelve months, arising from the provision of services in the normal course of business.

Allowance for Credits and Uncollectibles

The Company has service level commitments with certain of its customers. To the extent that such service levels are not achieved, the Company estimates the amount of credits to be issued, based on historical credits issued and known disputes, and records a reduction to revenue, with a corresponding increase in the allowance for credits and uncollectibles.

The Company assesses collectibility of accounts receivable based on a number of factors, including customer payment history and creditworthiness. The Company generally does not request collateral from its customers although in certain cases it may obtain a security deposit. The Company maintains an allowance for uncollectibles and, when evaluating the adequacy of allowances, specifically analyzes accounts receivable, current economic conditions and trends, historical bad debt write-offs, customer concentrations, customer payment history and creditworthiness, and changes in customer payment terms. Delinquent account balances are written off after management has determined that the likelihood of collection is not probable.

Property and Equipment

The Company’s property and equipment primarily include communications and data center equipment, facilities and leasehold improvements, software, and office equipment, which are recorded at costs and depreciated using the straight-line method over their estimated useful lives. Software, equipment, and leasehold improvements have useful lives that range between three and fifteen years and leased assets are depreciated over the shorter of their useful lives or lease terms. Maintenance and repair costs are expensed as incurred.

Valuation of Long-Lived Assets

The Company evaluates its long-lived assets for impairment annually or whenever events or changes in circumstances indicate that carrying amounts may not be recoverable. If the Company determines that the carrying value of a long-lived asset may not be recoverable, a permanent impairment charge is recorded for the amount by which the carrying value of the long-lived asset exceeds its fair value. Fair value is measured based on a discounted cash flow method using a discount rate determined by management. The estimates of cash flows and discount rates are subject to change due to the economic environment, including such factors as interest rates, expected market returns and volatility of markets served. Management believes its estimates of future cash flows, discount rates, and fair values are reasonable; however, changes in estimates could result in impairment charges. The Company had no asset impairment charges during the years ended December 31, 2008 or 2007.

Depreciation, Amortization, and Accretion

Depreciation and amortization expense consists primarily of depreciation of property and equipment and assets held under capital lease, as well as amortization of intangible assets and leasehold improvements. Property, plant, and equipment are recorded at cost and depreciation and amortization are calculated using the straight-line method over the useful lives of the related assets. Accretion expense results from aging of the discounted present value of various liabilities, including asset retirement obligations.

Fair Value of Financial Instruments

The Company has estimated the fair value of its financial instruments as of December 31, 2008 and 2007, as per the guidance of SFAS 157, using available market information or other appropriate valuation methods. SFAS 157 requires assets and liabilities to be categorized as Level 1, Level 2, or Level 3, dependant on the reliability of the inputs used in the valuation. Level 1 is considered more reliable than Level 3, as Level 3 depends on management’s assumptions. The definitions of the levels are as follows:

•	Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, directly or indirectly, such as a quoted price for similar assets or liabilities in active markets.

•

Level 3: Inputs are unobservable and are only used to measure fair value when observable inputs are not available. The inputs reflect the entity’s own assumptions and are based on the best information available. This allows for the fair value of an asset or liability to be measured when no active market for that asset or liability exists.

The carrying amounts of cash and cash equivalents, trade accounts receivable, accounts payable and other current assets and liabilities approximate fair value because of the short-term nature of such instruments. The Company is exposed to interest rate volatility with respect to the variable interest rates of its Credit Agreement and Lombard Loan Agreement (see Note 6). The Credit Agreement bears interest at current market rates, plus applicable margin, although there were no balances outstanding on this facility as of December 31, 2008 and 2007. The estimated fair value of the Lombard Loan Agreement was $56.0 million at December 31, 2008.

The estimated fair value of the Company’s interest rate swap liability related to the Lombard Loan Agreement was $3.5 million at December 31, 2008. The estimated fair value of the Convertible Notes was $147.8 million and $282.9 million as of December 31, 2008 and 2007, respectively. The interest rate swap was valued using Level 2 inputs.

Derivatives

The Company accounts for derivatives in accordance with SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” The fair value of the Company’s cash flow hedges are recorded as an asset or liability, as applicable, on the balance sheet, with the offset in accumulated other comprehensive income. At settlement, gains or losses are recognized immediately in the consolidated statements of operations. To the extent that the periodic changes in the fair value of the derivatives are not effective, or if the hedge ceases to qualify for hedge accounting, the ineffective portion of the non-cash changes are recognized immediately in the consolidated statement of operations in the period of the change.

As of December 31, 2008, the Company maintains various hedging agreements, which are cash flow hedges. The Company engages in foreign currency forwards hedging transactions with Wells Fargo Bank, N.A. to mitigate its foreign currency exchange risk. The Company has also entered into an interest rate swap agreement with National Westminster Bank Plc. to fix the variable interest rate payments made under its Lombard Loan Agreement. Further information regarding the interest rate swap, please refer to Note 7 of Notes to Consolidated Financial Statements.

Assets Held Under Capital Lease

The Company leases certain of its property and equipment under capital lease agreements. The assets held under capital lease and related obligations are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets held under capital lease. Such assets are amortized over the shorter of the terms of the leases, or the estimated useful lives of the assets, which typically range from two to fifteen years.

Operating Leases

The Company has various operating leases for property and equipment. Terms of equipment leases typically range from three to five years and terms of property leases typically range from one to fifteen years. The Company’s property leases generally include rent increases and, in certain cases, rent holidays which are recorded on a straight-line basis over the underlying lease terms.

Asset Retirement Obligations

The Company records asset retirement obligations for estimated costs to remove leasehold improvements and return leased facilities to their original condition. The value of the obligation is assessed as the present value of the expected future payments to perform these activities. The associated costs of the asset retirement obligation are capitalized and depreciated over the shorter of the related leasehold improvements’ lease term or remaining estimated useful lives.

Revenue Recognition

The Company derives the majority of its revenue from recurring revenue streams, consisting primarily of hosting services, which includes managed hosting and colocation, and network services. The Company recognizes revenue for these services as they are provided. Installation fees, although generally billed upon installation, are deferred and recognized ratably over the life of the customer contract. Revenue is recognized when the related service has been provided, there is persuasive evidence of an arrangement, the fee is fixed or determinable, and collection is reasonably assured.

In addition, the Company has service level commitments pursuant to individual customer contracts with certain of its customers. To the extent that such service levels are not achieved or are otherwise disputed due to performance or service issues, unfavorable weather, or other service interruptions or conditions, the Company estimates the amount of credits to be issued and records a reduction to revenue, with a corresponding increase in the allowance for credits and uncollectibles. In the event that the Company provides credits or payments to customers related to service level claims, the Company may recover such costs through third party insurance agreements. Insurance proceeds received under these agreements are recorded as an offset to previously recorded revenue reductions.

Cost of Revenue

Operational expenses include rental costs, power costs, circuit costs, customer installation costs, and maintenance and operations costs for indefeasible rights of use, as well as salaries and related benefits for engineering, service delivery and provisioning, customer service, and operations personnel. Invoices from communications service providers may exceed amounts the Company believes it owes. The Company’s practice is to identify such variances and engage in discussions with the vendors to resolve disputes. Accruals are maintained for the best estimate of the amount that may ultimately be paid.

Equity-Based Compensation

Effective January 1, 2006, the Company recognizes equity-based compensation in accordance with SFAS 123(R), “Share-Based Payment.” The fair value of total equity-based compensation for stock options and restricted preferred units is calculated using the Black-Scholes option pricing model which utilizes certain assumptions and estimates that have a material impact on the amount of total compensation cost recognized in the Company’s consolidated financial statements. For stock options, an additional assumption is made on the number of awards expected to forfeit prior to vesting, which decreases the amount of total expense recognized. This assumption is evaluated and the estimate is revised on a quarterly or as needed basis. Total equity-based compensation costs for restricted stock units and restricted stock awards are calculated based on the market value of the Company’s common stock on the date of grant. Total equity-based compensation costs are amortized to non-cash equity-based compensation expense over the vesting or performance period of the award, as applicable, which typically ranges from three to four years.

Foreign Currency

Results of operations of the Company’s foreign subsidiaries are translated from the applicable functional currency to the U.S. dollar using average exchange rates during the reporting period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Resulting gains or losses from translating foreign currency financial statements are included in accumulated other comprehensive loss, a separate component of stockholders’ equity. Foreign currency transaction gains and losses are recorded in the consolidated statements of operations. For the year ended December 31, 2008, the Company recorded a foreign currency transaction gain of $3.3 million.

Income Taxes

Income taxes are accounted for using the asset and liability method, which provides for the establishment of deferred tax assets and liabilities for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and for income tax purposes, applying the enacted statutory tax rates in effect for the years in which differences are expected to reverse. Valuation allowances are established when it is more likely than not that recorded deferred tax assets will not be realized. The Company has provided a full valuation allowance on deferred tax assets arising primarily from tax loss carryforwards and other potential tax benefits according to SFAS 109, “Accounting for Income Taxes,” because the future realization of such benefit is uncertain. As a result, to the extent that those benefits are realized in future periods, they will favorably affect net income or loss.

Accreted and Deemed Dividends

In June 2006, the Company’s Series A Convertible Preferred stock (the Series A Preferred) was exchanged for shares of the Company’s common stock (the Exchange). In connection with the Exchange, the Company recognized a deemed dividend on the Series A Preferred of $240.1 million, representing the difference between the fair market value of the shares issued in the Exchange and those convertible pursuant to the original conversion terms. The deemed dividend is included in the computation of net loss attributable to common stockholders in the accompanying consolidated statement of operations for the year ended December 31, 2006. There were no outstanding Series A Preferred dividends as of December 31, 2008 and 2007. For the year ended December 31, 2006, the total accreted and deemed dividends attributable to common shareholders for inclusion in earnings (loss) per common share calculations were $262.8 million.

Net Income (Loss) per Common Share

The Company presents net income (loss) per common share information in accordance with SFAS 128, “Earnings per Share.” Under the provisions of SFAS 128, basic net income (loss) per common share is computed using the weighted-average number of common shares outstanding during the period, excluding unvested restricted stock awards subject to cancellation. Diluted net income (loss) per common share is computed using the weighted-average number of common shares and, if dilutive, potential common shares outstanding during the period. Potential common shares represent the incremental common shares issuable for stock option and restricted preferred unit exercises, unvested restricted stock units and restricted stock awards that are subject to repurchase or cancellation, and conversion of debt securities. The dilutive effect of outstanding stock options, restricted preferred units, restricted stock units, and restricted stock awards is reflected in diluted net income (loss) per share by application of the treasury stock method while the dilutive effect from convertible securities is by application of the if-converted method.

The following tables set forth the computation of basic and diluted net income (loss) per common share:

	Years Ended December 31,
	2008	2007	2006
Net income (loss)	$(21,966)	$242,875	$(43,958)
Accreted and deemed dividends of Series A Preferred stock	—	—	262,810

Net income (loss) attributable to common stockholders for basic per share calculation	(21,966)	242,875	(306,768)
Add back: Interest expense on Convertible Notes, net of tax effect	—	15,144	—

Net income (loss) attributable to common stockholders for diluted per share calculation	$(21,966)	$258,019	$(306,768)

Weighted-average shares outstanding – basic	53,317	52,689	32,159
Effect of dilutive securities(1):
Convertible Notes	—	3,183	—
Stock options	—	562	—
Restricted preferred units, restricted stock units, and restricted stock awards	—	781	—

Weighted-average shares outstanding – diluted(2)	53,317	57,215	32,159

Net income (loss) per common share:
Basic	$(0.41)	$4.61	$(9.54)

Diluted	$(0.41)	$4.51	$(9.54)

(1)	For the year ended December 31, 2006, the assumed conversion of dilutive equity instruments into common stock was anti-dilutive and, therefore, excluded from the calculation of diluted net income (loss) per common share. For the year ended December 31, 2008, the effects of including the 4.9 million incremental shares associated with the Convertible Notes and the assumed conversion of 5.9 million dilutive equity instruments into common stock was anti-dilutive and, therefore, excluded from the calculation of diluted net loss per common share.

(2)	Weighted-average shares outstanding – diluted for the year ended December 31, 2007 excludes 3.5 million anti-dilutive shares related to stock options.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from such estimates and assumptions. Estimates used in the Company’s consolidated financial statements include, among others, the allowance for credits and uncollectibles and assumptions used to value equity-based compensation awards.

Recently Issued Accounting Standards

In December 2007, the FASB issued SFAS 141(R), “Business Combinations.” SFAS 141(R) amends SFAS 141 and provides revised guidance for recognizing and measuring identifiable assets and goodwill acquired, liabilities assumed, and any non-controlling interest in an acquiree. It also provides disclosure requirements to enable users of financial statements to evaluate the nature and financial effects of a business combination. It is effective for fiscal years beginning on or after December 15, 2008 and will be applied prospectively to any future acquisitions. The Company does not believe the adoption of SFAS 141(R) will have a material effect on its consolidated financial position, results of operations, or cash flows.

In March 2008, the FASB issued SFAS 161, “Disclosures about Derivative Instruments and Hedging Activities.” SFAS 161 is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. This includes qualitative disclosures about objectives for using derivatives by primary risk exposure and by purpose or strategy; information about the volume of the derivative activity; tabular disclosure of the financial statement location and amounts of the gains and losses related to the derivatives; and disclosures about credit-risk related contingent features in derivative agreements. It is effective for fiscal years beginning on or after November 15, 2008, with early adoption encouraged. The Company does not believe the adoption of SFAS 161 will have a material effect on its consolidated financial position, results of operations, or cash flows.

On January 1, 2009, the Company adopted FASB Staff Position (FSP) APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).” The FSP changed the accounting for the Company’s Convertible Notes (the Notes). Under the new rule, an entity should separately account for the liability and equity components of convertible debt instruments that may be settled entirely or partially in cash upon conversion. As a result of the FSP, the Company has reclassified approximately $72.6 million, which was comprised of a $74.5 million reclassification from long-term debt and an offsetting $1.9 million reclassification from debt issuance costs, to additional paid-in capital as of the issuance date. The long-term debt reclassification will be treated as an original issue discount of the Notes. Higher interest expense has resulted from recognition of the accretion of the discounted carrying value of the Notes to their face amount as interest expense. The Company was required to retrospectively revise its financial statements as though the provisions of the FSP had been in effect since the inception of the Notes in May 2007.

The following table summarizes the effect of the changes for the year ended December 31, 2008:

	As Reported	Adjustment	Revised
Net interest expense and other	$32,694	$12,809	$45,503
Income (loss) before income taxes	(6,161)	(12,809)	(18,970)
Net income (loss)	(9,157)	(12,809)	(21,966)
Net income (loss) per common and diluted share	(0.17)	(0.24)	(0.41)

The following table summarizes the effect of the changes as of December 31, 2008:

	As Reported	Adjustment	Revised
Other non-current assets	$17,693	$(1,314)	$16,379
Long-term debt, net of current portion	413,647	(53,398)	360,249
Additional paid-in capital	762,273	72,609	834,882
Accumulated deficit	(593,058)	(20,525)	(613,583)

The following table summarizes the effect of the changes for the year ended December 31, 2007:

	As Reported	Adjustment	Revised
Net interest expense and other	$40,896	$7,716	$48,612
Income (loss) before income taxes	251,977	(7,716)	244,261
Net income (loss)	250,591	(7,716)	242,875
Net income (loss) per common share	4.76	(0.15)	4.61
Net income (loss) per diluted share	4.51	—	4.51

The following table summarizes the effect of the changes as of December 31, 2007:

	As Reported	Adjustment	Revised
Other non-current assets	$18,775	$(1,699)	$17,076
Long-term debt, net of current portion	351,594	(66,592)	285,002
Additional paid-in capital	738,950	72,609	811,559
Accumulated deficit	(583,901)	(7,716)	(591,617)

For further information on the FSP and accounting treatment, please refer to Note 6 of the Notes to the Financial Statements.

NOTE 3—SALES OF ASSETS

Content Delivery Network Assets

In January 2007, the Company completed the sale of substantially all of the assets related to its content delivery network services (the CDN Assets) for $132.5 million, after certain working capital adjustments and the assumption of certain liabilities, pursuant to a purchase agreement dated December 23, 2006 (the CDN Purchase Agreement). The transaction resulted in net proceeds of $128.3 million, after transaction fees, related costs, and working capital adjustments and the Company recorded a gain on sale of $125.2 million for the year ended December 31, 2007. The Company recorded revenue of $19.0 million related to these assets for the year ended December 31, 2006.

The CDN Purchase Agreement contains representations, warranties and covenants of the Company, including certain tax and intellectual property representations and warranties. In connection therewith, the Company agreed to indemnify the buyer for a period of up to six years for breaches of certain intellectual property representations, warranties, and covenants up to, but not to exceed, the amount of the purchase price, net of working capital adjustments, or $132.5 million. The Company believes the potential for performance under the indemnification is unlikely and, therefore, has not recorded any related liabilities in its accompanying consolidated balance sheet as of December 31, 2008.

Data Center Assets

In June 2007, the Company sold assets related to two of its data centers located in Santa Clara, California for $190.2 million in cash before fees, the assumption and forgiveness of certain liabilities, and the assignment of an operating lease associated with the facilities. In connection with the sale, the Company recorded a gain on sale of $180.5 million for the year ended December 31, 2007. The Company recorded revenue of $16.5 million related to these data centers in 2007, prior to the completion of the sale, and $32.9 million for the year ended December 31, 2006.

NOTE 4—PROPERTY AND EQUIPMENT

The following table presents property and equipment, by major category, as of December 31, 2008 and 2007:

	December 31,
	2008	2007
Facilities and leasehold improvements	$631,685	$487,365
Communications and data center equipment	470,922	465,047
Software	76,967	52,999
Office equipment	26,802	32,990

	1,206,376	1,038,401
Less accumulated depreciation and amortization	(469,730)	(421,817)

Property and equipment, net	$736,646	$616,584

During the year ended December 31, 2008, the Company removed from its records $71.7 million of fully depreciated fixed assets. Depreciation and amortization expense for property and equipment was $129.8 million, $87.9 million, and $68.1 million for the years ended December 31, 2008, 2007, and 2006, respectively.

The Company spent $143.9 million and $225.8 million during the years ended December 31, 2008 and 2007, respectively, for the development of ten data centers, which were opened during 2007 and 2008.

The following table presents property and equipment held under capital and financing method leases, by major category, which represent components of property and equipment included in the preceeding table, as of December 31, 2008 and 2007:

	December 31,
	2008	2007
Facilities and leasehold improvements	$119,654	$95,330
Communications and data center equipment	100,902	88,366

	220,556	183,696
Less accumulated amortization	(105,950)	(91,888)

Property and equipment held under capital and financing method leases, net	$114,606	$91,808

During 2007, the Company entered into capital leases, totaling $43.5 million related to the development and expansion of data centers. None of the capital leases entered into during 2008 were related to the development and expansion of data centers. In addition, as described further in Note 6, the Company maintains a master lease agreement with Cisco Systems Capital Corporation, under which the Company acquired $10.2 million and $9.9 million of equipment during the years ended December 31, 2008 and 2007, respectively.

Amortization expense for assets held under capital and financing method leases was $14.2 million, $8.1 million, and $5.2 million for the years ended December 31, 2008, 2007, and 2006, respectively.

NOTE 5—PREPAID EXPENSES AND OTHER CURRENT ASSETS

The following table presents prepaid expenses and other current assets as of December 31, 2008 and 2007:

	December 31,
	2008	2007
Prepaid expenses	$9,899	$9,204
Deferred installation costs	11,023	7,832
Other	2,719	2,512

Total prepaid expenses and other current assets	$23,641	$19,548

NOTE 6—LONG-TERM DEBT

The following table presents long-term debt as of December 31, 2008 and 2007:

	December 31,
	2008	2007
Convertible Notes	$291,602	$278,408
Lombard loan agreement	47,852	—
Cisco loan facility, net of current portion of $6,600 and $1,768	20,795	6,594
Credit agreement	—	—

Long-term debt	$360,249	$285,002

Convertible Notes

In May 2007, the Company issued $345.0 million aggregate principal amount of 3.0% Convertible Senior Notes (the Convertible Notes) due May 15, 2012. Interest is payable semi-annually on May 15 and November 15 of each year, and commenced on November 15, 2007.

The Convertible Notes are governed by an Indenture dated May 9, 2007, between the Company, as issuer, and The Bank of New York, as trustee (the Indenture). The Indenture does not contain any financial covenants or restrictions on the payment of dividends, the incurrence of senior debt or other indebtedness, or the issuance or repurchase of securities by the Company. The Convertible Notes are unsecured and are effectively subordinated to the Company’s existing or future secured debts to the extent of the assets securing such debt.

Upon conversion, holders will receive, at the Company’s election, cash, shares of the Company’s common stock, or a combination thereof. However, the Company may at any time irrevocably elect for the remaining term of the Convertible Notes to satisfy its conversion obligation in cash up to 100% of the principal amount, with any remaining amount to be satisfied, at the Company’s election, in cash, shares of its common stock, or a combination thereof.

The initial conversion rate was 14.2086 shares of common stock per $1,000 principal amount of Convertible Notes, subject to adjustment. This represents an initial conversion price of approximately $70.38 per share of common stock. Holders of the Notes may convert their Convertible Notes prior to maturity upon the occurrence of certain circumstances. Upon conversion, due to the conversion formulas associated with the Convertible Notes, if the Company’s stock is trading at levels exceeding the conversion price per share of common stock, and if the Company elects to settle the obligation in cash, additional consideration beyond the $345.0 million of gross proceeds received would be required.

On January 1, 2009, the Company adopted FSP APB 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement).” As a result, the Company has separated the liability and equity components of the Notes, using an interest rate of 8.36% to calculate the fair value of the liability portion. The $74.5 million reclassification is being treated as original issue discount of the Notes and will be accreted through the maturity date of the Notes, May 15, 2012. The offset to this discount is recorded as an increase to additional paid-in capital. In connection with the issuance of the Notes, debt issuance costs totaling $8.9 million were deferred and are being amortized to interest expense through the maturity date of the Notes. With the adoption of FSP APB 14-1, $1.9 million of the debt issuance costs were reclassified as equity issuance costs and recorded as a decrease in additional paid-in capital, for a net adjustment of $72.6 million to additional paid-in capital. The remaining debt issuance costs related to the Notes, net of accumulated amortization, were $4.9 million and $6.3 million as of December 31, 2008 and 2007, respectively.

The following table summarizes the carrying amounts of the equity and liability components of the Convertible Notes, along with the unamortized discount and net carrying amount of the liability component.

	December 31,
	2008	2007
Equity component	$72,609	$72,609
Liability component:
Principal amount	$345,000	$345,000
Unamortized discount	(53,398)	(66,592)

Net carrying amount	$291,602	$278,408

The following table summarizes the amount of interest cost recognized for the periods relating to both the contractual interest and the accretion of the discount of the liability component of the Notes:

	Years Ended December 31,
	2008	2007
Interest at 3% stated coupon rate	$10,350	$6,699
Discount amortization	13,194	7,938

Total interest expense	$23,544	$14,637

Subordinated Notes

In June 2007, the Company completed the early extinguishment of its Series A Subordinated Notes (the Subordinated Notes) by making cash payments totaling $342.5 million to the note holders. Such payments included the original principal of $200.0 million, paid-in-kind and make-whole interest of $147.6 million, and an early extinguishment premium of $3.5 million, offset by a negotiated discount to the original contractual extinguishment provisions of $8.6 million. In connection with the extinguishment, the Company wrote-off the remaining unamortized original issue discount of $23.8 million and the remaining unamortized issuance costs of $0.5 million, and recorded a loss on debt extinguishment of $45.1 million in June 2007.

Credit Facilities

Credit Agreement. On December 8, 2008, the Company extended its existing revolving credit facility by entering into an Amended and Restated Credit Agreement (the Credit Agreement) with Wells Fargo Foothill, Inc., as arranger and administrative agent. The Credit Agreement provides for a $50.0 million senior secured revolving credit facility, of which up to $40.0 million may be used for the issuance of letters of credit. The Credit Agreement allows for an increase of up to $50.0 million, or a maximum facility of $100.0 million, within one year of the date of the agreement, subject to the satisfaction of certain conditions. The Credit Agreement will mature in December 2011. The Company may terminate prior to maturity, subject to a fee of 2% if terminated in year one and 1% if terminated in year two. Loans under the Credit Agreement may be used to fund working capital and for capital expenditures and other general corporate purposes. The Credit Agreement contains affirmative covenants, negative covenants, and financial covenants that are less favorable than those of the original revolving credit facility. The negative covenants place restrictions on, among other things, levels of investments, indebtedness, and dividend payments that the Company may make or incur. The financial covenants, which are measured on a quarterly basis, include limitations on capital expenditures and require maintenance of certain financial measures at defined levels. The indebtedness under the Credit Agreement is guaranteed by the Company and its domestic subsidiaries. The Company's obligations under the Credit Agreement and the guarantees of the Guarantors are secured by a first-priority security interest in substantially all of the Company’s assets, interest in assets and proceeds thereof, excluding those assets pledged under our loan with Lombard North Central Plc. Under the terms of the Credit Agreement, the Company may elect to pay interest on a base rate or LIBOR rate, plus an applicable margin. Unused commitments on the Credit Agreement are subject to an annual commitment fee of 0.50% to 0.75% and a fee is applied to outstanding letters of credit of 3.825% to 4.825%. As of December 31, 2008, the interest rate, including margin, would have been 7.50%, however, there were no outstanding loans under the Credit Agreement. There were approximately $24.8 million outstanding letters of credit as of December 31, 2008.

Loan Agreement and Lease Facility. The Company maintains a loan and security agreement (the Loan Agreement) and a master lease agreement (the Lease Agreement) with Cisco Systems Capital Corporation. The Loan Agreement provides for borrowings of up to $33.0 million, at an annual interest rate of 6.50%, to purchase network equipment. The Lease Agreement provides a lease facility (the Lease Facility) to purchase equipment with borrowings at the discretion of Cisco Systems Capital Corporation, at an annual interest rate based on two-year U.S. Treasury Notes. The effective interest rate on current outstanding borrowings ranges from 5.52% to 7.25%. The Company may utilize up to $3.0 million of the Lease Facility for third party manufactured equipment. The obligations under the Loan Agreement are secured by a first-priority security interest in the equipment. As of December 31, 2008, the Company had $27.4 million in outstanding borrowings under the Loan Agreement and $16.6 million under the Lease Facility.

Lombard Loan Agreement. In June 2008, a subsidiary of the Company, SAVVIS UK Limited, entered into a loan agreement (the UK Loan Agreement) with Lombard North Central Plc (Lombard). The UK Loan Agreement provides for borrowings of up to £35.0 million to be used in connection with the construction and development of a new data center in the United Kingdom. The UK Loan Agreement allows for advances from the lender to finance certain payments due to the contractor and others during the construction period. The UK Loan Agreement has a five-year term and requires interest installments for the first two years and installments of principal and interest for the remainder of the term. The interest incurred through the construction period, which ended September 30, 2008, was added to the principal balance of the loan. The Company has guaranteed the obligations of SAVVIS UK under the UK Loan Agreement and the obligations are secured by a first priority security interest in substantially all of SAVVIS UK’s current data center assets and certain future assets which will be located in the new data center. The Company currently maintains a letter of credit of £7.3 million, to be renewed annually, and up to a maximum of £14 million until at least December 31, 2013. As of December 31, 2008, outstanding borrowings under the UK Loan Agreement totaled £32.4 million, or approximately $47.9 million, with an effective interest rate of 4.98%. This interest rate was subject to the terms of an interest rate swap agreement which fixed the effective interest rate at 8.11%, as described in Note 7.

Debt Covenants

The provisions of the Company’s debt agreements contain a number of covenants including, but not limited to, maintaining certain financial conditions, restricting or limiting the Company’s ability to incur more debt, pay dividends, and repurchase stock (subject to financial measures and other conditions). The ability to comply with these provisions may be affected by events beyond the Company’s control. The breach of any of these covenants could result in a default under the Company’s debt agreements and could trigger acceleration of repayment. For the years ended December 31, 2008 and 2007, the Company was in compliance with all applicable covenants under the debt agreements.

Future Principal Payments

As of December 31, 2008, aggregate future principal payments of long-term debt were $6.6 million for the years ended December 31, 2009 and 2010, $14.9 million for the year ended December 31, 2011, $369.1 million for the year ended December 31, 2012, and $26.8 million for the year ended December 31, 2013. Future principal payments of long-term debt include scheduled payments based on estimated future borrowings per the terms of the UK Loan Agreement. Depending on settlement options at the Company’s election, the Convertible Notes may be settled in cash, shares, or a combination thereof. The weighted-average interest rate applicable to outstanding borrowings was 3.5% and 3.1% as of December 31, 2008 and 2007, respectively.

NOTE 7—INTEREST RATE SWAP

In September 2008, the Company entered into an interest rate swap agreement (the Swap Agreement) with National Westminster Bank, Plc (NatWest) to hedge the quarterly interest payments incurred and paid under the UK Loan Agreement during the three year period beginning October 1, 2008 and ending September 30, 2011. Under the terms of the Swap Agreement, the Company owes quarterly interest to NatWest at a fixed LIBOR interest rate of 5.31%, and receives from NatWest payments based on the same variable notional amount at the three month LIBOR interest rate set quarterly at the beginning of each quarter. The Swap Agreement effectively fixes the three month LIBOR interest rate payments owed to Lombard under the terms of the UK Loan Agreement at 8.11% for three years commencing on October 1, 2008. As of December 31, 2008, the notional amount of the Swap Agreement was £28.9 million. The Company accounts for the Swap Agreement as a cash flow hedge, per the guidance of SFAS 133, “Accounting for Derivative Instruments and Hedging Activities.” During the year ended December 31, 2008, the Company recognized no hedge ineffectiveness in the consolidated statement of operations. As of December 31, 2008, the Company had recorded a non-current liability of £2.4 million, or approximately $3.5 million, in relation to the fair value of the Swap Agreement.

NOTE 8—CAPITAL AND FINANCING METHOD LEASE OBLIGATIONS

The following table presents future minimum lease payments under capital and financing method leases as of December 31, 2008:

Years Ended December 31,
2009	$31,214
2010	32,072
2011	32,712
2012	32,297
2013	29,454
Thereafter	201,034

Total capital and financing method lease obligations	358,783
Less amount representing interest	(211,567)
Less current portion	(6,449)

Capital and financing method lease obligations, net	$140,767

Financing method lease obligation payments represent interest payments over the term of the lease; as such, the table above excludes a $50.6 million deferred gain that will be realized upon termination of the lease in accordance with accounting rules for financing method leases. During March 2008, pursuant to the terms of the existing lease agreement, an automatic extension of the lease term occurred, extending the lease termination date, and recognition of the deferred gain, to February 2022.

In October 2008, the Company renewed the lease agreements related to two of its data centers located in Sterling, Virginia. The new lease terms met the requirements of a capital lease under SFAS 13, “Accounting for Leases.” As a result, total capital and financing method lease obligations increased by $24.3 million.

As described in Note 6, the Company maintains a master lease agreement with Cisco Systems Capital Corporation for equipment and had $16.6 million outstanding under the lease as of December 31, 2008.

NOTE 9—OPERATING LEASES

The following table presents future minimum lease payments under non-cancelable operating leases as of December 31, 2008:

Years Ended December 31,
2009	$64,366
2010	62,584
2011	57,058
2012	51,064
2013	43,233
Thereafter	152,980

Total future minimum lease payments	$431,285

Rental expense under non-cancelable operating leases was $71.5 million, $63.9 million, and $64.3 million for the years ended December 31, 2008, 2007, and 2006, respectively.

NOTE 10—OTHER ACCRUED LIABILITIES

The following table presents the components of other accrued liabilities as of December 31, 2008 and 2007:

	December 31,
	2008	2007
Current other accrued liabilities:
Wages, employee benefits, and related taxes	$15,022	$26,995
Deferred revenue	23,352	18,827
Taxes payable	6,127	4,816
Other current liabilities	27,174	50,781

Current other accrued liabilities	$71,675	$101,419

Non-current other accrued liabilities:
Deferred revenue	$9,099	$5,044
Acquired contractual obligations in excess of fair value and other	15,474	18,382
Asset retirement obligations	27,750	23,386
Other non-current liabilities	19,265	12,370

Non-current other accrued liabilities	$71,588	$59,182

Acquired contractual obligations in excess of fair value and other as of December 31, 2008 and 2007, represent amounts remaining from acquisitions related to fair market value adjustments of acquired facility leases and idle capacity on acquired long-term maintenance and power contracts that the Company did not intend to utilize.

NOTE 11—ASSET RETIREMENT OBLIGATIONS

The Company records asset retirement obligations (ARO) related to the rehabilitation and removal of certain leasehold improvements along with corresponding increases to the carrying values of the related long-lived assets at the time a lease agreement is executed. The Company depreciates the leasehold improvements using the straight-line method and recognizes accretion expense over their estimated useful lives.

The following table presents a reconciliation of ARO as of December 31, 2008 and 2007:

	December 31,
	2008	2007
Balance at beginning of year	$23,386	$22,716
Liabilities incurred or acquired	525	701
Liabilities settled	—	(3,455)
Revisions in expected cash flows	566	10
Accretion expense	3,273	3,414

Balance at end of year	$27,750	$23,386

NOTE 12—COMMITMENTS, CONTINGENCIES, AND OFF-BALANCE SHEET ARRANGEMENTS

The Company’s customer contracts generally span multiple periods, which results in the Company entering into arrangements with various suppliers of communications services that require the Company to maintain minimum spending levels, some of which increase over time, to secure favorable pricing terms. The Company’s remaining aggregate minimum spending levels, allocated ratably over the terms of such contracts, are $65.3 million, $32.6 million, $18.8 million, $13.6 million, $9.6 million, and $60.2 million during the years ending December 31, 2009, 2010, 2011, 2012, 2013, and thereafter, respectively. Should the Company not meet the minimum spending levels in any given term, decreasing termination liabilities representing a percentage of the remaining contractual amounts may become immediately due and payable. Furthermore, certain of these termination liabilities are potentially subject to reduction should the Company experience the loss of a major customer or suffer a loss of revenue from a general economic downturn. Before considering the effects of any potential reductions for the business downturn provisions, if the Company had terminated all of these agreements as of December 31, 2008, the maximum termination liability would have been $200.1 million. To mitigate this exposure, when possible, the Company aligns its minimum spending commitments with customer revenue commitments for related services.

In the normal course of business, the Company is a party to certain guarantees and financial instruments with off-balance sheet risk as they are not reflected in the accompanying consolidated balance sheets, such as letters of credit, indemnifications, and operating leases, under which the majority of the Company’s facilities are leased. The agreements associated with such guarantees and financial instruments mature at various dates through December 2022, and may be renewed as circumstances warrant. The Company’s financial instruments are valued based on the estimated amount of exposure and the likelihood of performance being required. In management’s past experience, no claims have been made against these financial instruments nor does it expect the exposure to material losses resulting therefrom to be anything other than remote. As a result, the Company determined such financial instruments do not have significant value and has not recorded any related amounts in its consolidated financial statements. As of December 31, 2008, the Company had $24.8 million in letters of credit outstanding under the Credit Agreement, pledged as collateral to primarily support certain facility leases and utility agreements. Also, in connection with its sale of the CDN Assets, the Company agreed to indemnify the purchaser should it incur certain losses due to a breach of the Company’s representations and warranties.

The Company is subject to various legal proceedings and actions arising in the normal course of its business. While the results of all such proceedings and actions cannot be predicted, management believes, based on facts known to management today, that the ultimate outcome of all such proceedings and actions will not have a material adverse effect on the Company’s consolidated financial position, results of operation, or cash flows.

The Company has employment agreements with key executive officers that contain provisions with regard to base salary, bonus, equity-based compensation, and other employee benefits. These agreements also provide for severance benefits in the event of employment termination or a change in control of the Company.

NOTE 13—COMPREHENSIVE INCOME (LOSS)

The following table presents comprehensive income (loss) for the years ended December 31, 2008, 2007, and 2006:

	Years Ended December 31,
	2008	2007	2006
Net income (loss)	$(21,966)	$242,875	$(43,958)
Net change in cash flow hedges (1)	(3,552)	114	(12)
Foreign currency translation	(14,381)	(30)	(1,499)

Comprehensive income (loss)	$(39,899)	$242,959	$(45,469)

(1) – Includes foreign currency cash flow hedges and interest rate swaps.

NOTE 14—EQUITY-BASED COMPENSATION

As of December 31, 2008, the Company had two equity-based compensation plans – the Amended and Restated 2003 Incentive Compensation Plan and the 1999 Stock Option Plan, as amended, collectively referred to as the Plans. The Plans provide for the grant of stock options, stock appreciation rights, restricted stock, unrestricted stock, stock units, dividend equivalent rights and cash awards. Any of these awards may be granted as incentives to reward and encourage individual contributions to the Company. As of December 31, 2008, the Plans had 13.7 million shares authorized for grants of equity-based instruments, of which 6.2 million shares were associated with outstanding instruments. Stock options generally expire 10 years from the date of grant and have graded vesting over four years. Restricted stock awards granted to non-employee directors have graded vesting over three years. Restricted stock units granted to certain employees have performance features and graded vesting over periods up to four years. Restricted preferred units granted to certain executives have graded vesting over four years. The Company generally issues new shares of common stock upon exercise of equity-based compensation awards.

Compensation expense is recognized on a straight-line basis over the vesting period for equity-based awards. The Company recognized total non-cash equity-based compensation expense of $23.0 million, $33.7 million, and $19.7 million for the years ended December 31, 2008, 2007, and 2006, respectively. The majority of these amounts were reflected in selling, general, and administrative expenses in the accompanying consolidated statements of operations, with the remainder included in cost of revenue. As of December 31, 2008, the Company had $35.5 million, net of estimated forfeitures, of unrecognized compensation cost related to unvested equity-based compensation that is expected to be ultimately recognized, which includes 0.3 million restricted stock units, less than 0.1 million shares of restricted common stock, 5.3 million stock options with a weighted-average exercise price of $26.20 per common share, and 0.5 million restricted preferred units with a weighted-average exercise price of $8.37 per common share. As the restricted preferred units have an exercise price, the Company accounts for them as stock appreciation rights. The unrecognized compensation cost is expected to be recognized over a weighted-average period of 2.3 years.

The following table presents information associated with the Company’s non-cash equity-based compensation awards for the year ended December 31, 2008 (in thousands, except weighted-average figures):

	Year Ended December 31, 2008
	Restricted Stock Units	Restricted Stock	Options and Restricted Preferred Units	Weighted- Average Exercise Price	Weighted- Average Remaining Life	Total Intrinsic Value of Options and Restricted Preferred Units
Outstanding at beginning of year	592	22	5,755	$26.85
Granted	75	36	1,902	17.87
Exercised	(295)	(11)	(396)	17.18
Cancelled / forfeited	(72)	—	(1,447)	28.49

Outstanding at end of year	300	47	5,814	24.71	7.19 years	$42

Exercisable at end of year			2,210	28.14	6.55 years	41

Total intrinsic value represents the value of the Company’s closing stock price on the last trading day of the fiscal period in excess of the exercise price multiplied by the number of options outstanding or exercisable. Total intrinsic value of options and restricted preferred units (RPUs) at the time of exercise was $3.1 million, $42.5 million, and $21.1 million for the years ended December 31, 2008, 2007, and 2006, respectively.

During the year ended December 31, 2008, certain restricted stock units (RSUs) and RPUs became vested and were exchanged or exercised by employees for shares of common stock. Under the terms of the award agreements, the Company withheld 0.1 million shares of common stock upon vesting to satisfy employee tax withholding requirements that arose in connection with such vesting. As a result, the Company cash funded the statutory minimum tax withholdings which resulted in a reduction of additional paid-in capital of $2.3 million for the year ended December 31, 2008.

During 2008, the Company granted 1.9 million stock options under the 2003 Plan, with total compensation expense of $11.9 million, net of estimated forfeitures, to be recognized over the vesting period, using the Black-Scholes option pricing model. Compensation expense associated with stock options was $11.6 million, $20.9 million, and $9.4 million in the years ended December 31, 2008, 2007, and 2006, respectively.

The following table presents the Company’s assumptions utilized in the Black-Scholes option pricing model in the determination of the grant date fair value of stock options and RPUs:

Years Ended December 31,
	2008	2007	2006
Expected volatility	68.0% - 77.5%	72.4% - 79.7%	96.1% - 99.9%
Risk-free interest rate	1.7% - 2.9%	3.2% - 4.9%	4.6% - 5.2%
Expected option life (in years)	3.1 - 4.0	2.9 - 3.1	3.0 - 3.5
Dividend yield	—	—	—

Expected volatility is determined based on historical stock volatility over the expected term of the award. The risk-free interest rate is determined using an interest rate yield on U.S. Treasury instruments with a term equivalent to the award at the date of grant. The expected option life is the calculated term of options based on historical employee exercise patterns experienced for similar awards. The dividend yield is assumed to be zero based on the Company’s intent to not declare dividends in the foreseeable future.

In accordance with SFAS 123(R), “Share-Based Payment,” and due to increases in forfeiture activity in 2008, the Company revised the forfeiture rate used to calculate non-cash equity-based compensation expense. As a result, the Company recorded a cumulative adjustment of $12.2 million, of which $6.8 million related to 2006 and 2007, reducing non-cash equity-based compensation expense during the year ended December 31, 2008.

In addition to granting stock options, restricted stock awards, RSUs, and RPUs, the Company established an employee stock purchase plan (ESPP) in 2007 that provides for the purchase of up to 0.4 million shares of the Company’s stock. Eligible employees are allowed to contribute up to 10% of their base compensation in the ESPP, subject to a limit of $25,000 per person per year. Participants are able to purchase Company common stock at a 15% discount to the fair market value on the last trading day of the withholding period. Offering periods begin on January 1, April 1, July 1, and October 1 of each year. The Company recognized expense of $0.4 million and $0.2 million for the years ended December 31, 2008, and 2007, respectively. Shares purchased under the ESPP were 0.1 million for the year ended December 31, 2008. No purchases were made during the year ended December 31, 2007.

NOTE 15—INCOME TAXES

The following table presents the components of net income (loss) before income taxes for the years ended December 31, 2008, 2007, and 2006:

	Years Ended December 31,
	2008	2007	2006
Domestic operations	$(17,865)	$245,318	$(38,864)
Foreign operations	(1,105)	(1,057)	(3,189)

Income (loss) before income taxes	$(18,970)	$244,261	$(42,053)

The Company incurred operating losses for financial reporting purposes from inception through December 31, 2006. Prior to 2006, the Company did not record a provision for income taxes because of its cumulative operating loss position. For the year ended December 31, 2007, the Company reported taxable income before net operating loss (NOL) utilization and accordingly recorded a tax provision for related alternative minimum taxes of $1.4 million, which was comprised of $1.0 million for federal taxes and $0.4 million for state taxes. For the year ended December 31, 2008, the Company expects to have taxable income without ability to utilize NOL carryforwards and, accordingly, has recorded income tax expense of $3.0 million, of which $2.0 million relates to alternative minimum taxes. This amount is comprised of $1.2 million for federal taxes and $0.8 million for state taxes.

All deferred tax assets, including NOL and minimum tax credit carryforwards, have been fully offset by a valuation allowance. Overall, the Company had a valuation allowance of $115.2 million and $118.2 million as of December 31, 2008 and 2007, respectively, against its net deferred tax assets due to the uncertainty of their ultimate realization.

The following table presents the components of deferred income tax assets and liabilities as of December 31, 2008 and 2007:

	December 31,
	2008	2007
Deferred income tax assets:
Net operating loss carryforwards	$76,915	$97,071
Deferred revenue	5,531	4,928
Accrued payroll	3,563	1,131
Allowance for doubtful accounts	3,447	2,146
Non-cash equity-based compensation	14,152	6,755
Fixed assets including leases	20,064	19,792
Alternative minimum tax credit carryforward	3,525	2,750
Other	(11,957)	(16,353)

Total deferred tax assets	115,240	118,220
Valuation allowance	(115,240)	(118,220)

Net deferred tax assets	$—	$—

Section 382 of the Internal Revenue Code (IRC) limits the Company’s ability to utilize its U.S. NOLs and other attribute carryforwards against future U.S. taxable income in the event of an ownership change. Management believes that ownership changes, as defined by Section 382 of the IRC, occurred in 2002 and 2007 and that Section 382 would restrict the utilization of pre-2003 NOLs to $4.6 million per year. Using this annual limitation along with the carryforward period, the Company performed an assessment of the realization of its pre-2003 NOLs and adjusted them down to their expected realizable amount. Conversely, management has concluded that the 2007 tax ownership change should not affect the Company’s ability to utilize its post-2002 NOLs.

As of December 31, 2008, the Company had approximately $174.3 million in U.S. NOLs scheduled to expire between 2020 and 2025, of which $63.4 million is estimated to be subject to the Section 382 annual limitation relating to the ownership change that occurred in 2002 and $110.9 million is estimated to be subject to the Section 382 annual limitation relating to the ownership change that occurred in 2007. This carryforward excludes $53.5 million of additional NOLs due to recognition limitations prescribed by SFAS 123(R), which are available from an income tax return perspective.

As of December 31, 2008, the Company’s foreign subsidiaries have approximately $21.9 million in NOLs, primarily in the countries of Switzerland, the Netherlands, Singapore, Japan, and Hong Kong, each having unlimited carryforward periods.

For the years ended December 31, 2008, 2007, and 2006, income tax expense differed from the statutory federal income tax expense as follows:

	Years Ended December 31,
	2008	2007	2006
Federal tax (benefit) expense, at statutory rate	$(6,639)	$85,492	$(14,719)
State tax (benefit) expense, net of federal tax	(778)	9,101	(1,515)
Change in valuation allowance, primarily due to NOLs	5,872	(95,181)	15,611
Change in valuation allowance, alternative minimum taxes	2,108	1,386	1,905
FIN 48 adjustments	888	—	—
Permanent items	1,545	588	623

Income tax expense	$2,996	$1,386	$1,905

Effective January 1, 2007, the Company adopted the provisions of Financial Accounting Standards Board Interpretation (FIN) 48, “Accounting for Uncertainty in Income Taxes,” and, as a result, recognized a liability of $0.8 million for unrecognized tax benefits. There was no cumulative effect adjustment to retained earnings as the unrecognized tax benefit relates to a taxable temporary difference. As such, no portion of this amount would affect the effective tax rate if recognized.

For the year ended December 31, 2008, unrecognized tax benefits increased $0.9 million. The entire $0.9 million would favorably affect our effective tax rate if recognized; however, the Company cannot reasonably estimate whether there will be a significant change to the reserve for unrecognized tax benefits related to this amount in the next twelve months.

The following table provides a reconciliation of unrecognized tax benefits for the year ended December 31, 2008:

Unrecognized tax benefits at beginning of year	$751
Adjustments to unrecognized tax benefits:
Tax positions taken in prior periods	—
Tax positions taken in the current period	888

Unrecognized tax benefits at end of year	$1,639

The Company has not expensed, and does not maintain any accrual balances for interest and penalties related to unrecognized tax benefits. For future periods in which the Company may incur unrecognized tax benefits or uncertainties, the Company would classify any associated interest and penalties as a component of its income tax provision.

The Company’s income tax returns for all tax years remain open to examination by federal and state taxing authorities due to the Company’s NOLs. In addition, the Company is also subject to examination by local tax authorities in certain foreign jurisdictions in which the Company has major operations.

NOTE 16—RETIREMENT SAVINGS PLAN

The Company has a 401(k) retirement savings plan for the benefit of qualified employees. All active employees at least 21 years of age are eligible to participate and may contribute a portion of their compensation to the plan. The Company matched 50% of employee contributions up to a maximum of 8% of total compensation in 2008, 2007, and 2006. Company contributions under the plan vest over three years. The Company recorded $4.9 million, $5.0 million, and $4.4 million in employer matching contribution expense during the years ended December 31, 2008, 2007, and 2006, respectively.

NOTE 17—INDUSTRY SEGMENT AND GEOGRAPHIC REPORTING

SFAS 131, “Disclosure about Segments of an Enterprise and Related Information,” established standards for reporting information about operating segments in financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment.

The Company’s operations are managed on the basis of three geographic regions, Americas, EMEA (Europe, Middle East, and Africa) and Asia. Management evaluates the performance of such regions and allocates resources to them based primarily on revenue. The Company has evaluated the criteria for aggregation of its geographic regions under SFAS 131 and believes it meets each of the respective criteria set forth therein. The Company’s geographic regions maintain similar sales forces, each of which offer all of the Company’s services due to their similar nature. In addition, the geographic regions utilize similar means for delivering the Company’s services; have similarity in the types of customers receiving the products and services; and distribute the Company’s services over a unified network and using comparable data center facilities and technology. Based on these factors, management has determined that the Company has one reportable segment.

The table below presents selected financial information for the Company’s geographic regions as of and for the years ended December 31, 2008, 2007, and 2006:

	Years Ended December 31,
	2008	2007	2006
Revenue:
Americas	$721,742	$680,967	$641,221
EMEA	101,303	86,821	82,364
Asia	33,996	26,045	40,386

Total revenue	$857,041	$793,833	$763,971

	December 31,
	2008	2007
Property and equipment, net:
Americas	$640,037	$577,553
EMEA	74,162	26,462
Asia	22,447	12,569

Property and equipment, net	$736,646	$616,584

For the years ended December 31, 2008, 2007, and 2006, revenue earned in the U.S. represented approximately 84%, 86%, and 84% of total revenue, respectively. Substantially all of the Company’s other non-current assets reside in the Americas geographic region.

NOTE 18—QUARTERLY FINANCIAL DATA (UNAUDITED)

	Year Ended December 31, 2008 (by quarter)
	First	Second	Third	Fourth
Revenue	$203,283	$212,941	$218,363	$222,454
Cost of revenue (1)	115,533	119,807	124,042	123,672
Income (loss) from operations (2)	(420)	867	11,069	15,017
Net income (loss)	(7,323)	(10,552)	(3,797)	(294)
Basic income (loss) per common share (4)	(0.14)	(0.20)	(0.07)	(0.01)
Diluted income (loss) per common share (4)	(0.14)	(0.20)	(0.07)	(0.01)

	Year Ended December 31, 2007 (by quarter)
	First	Second	Third	Fourth
Revenue	$205,248	$200,554	$190,262	$197,769
Cost of revenue (1)	114,136	111,074	109,456	108,616
Income from operations (2) (3)	138,955	192,537	3,734	2,774
Net income (loss)	114,541	131,486	2,360	(5,512)
Basic income (loss) per common share (4)	2.20	2.50	0.04	(0.10)
Diluted income (loss) per common share (4)	2.13	2.36	0.04	(0.10)

(1)	Excludes depreciation, amortization, and accretion, which are reported separately, and includes non-cash equity-based compensation expense of $1.5 million, $1.6 million, $0.2 million, $0.1 million, $1.4 million, $1.5 million, $1.4 million, and $1.4 million for the first, second, third, and fourth quarters of 2008 and 2007, respectively

(2)	Includes non-cash equity-based compensation expense of $8.9 million, $9.6 million, $2.4 million, $2.0 million, $7.8 million, $8.2 million, $8.7 million, and $9.0 million for the first, second, third, and fourth quarters of 2008 and 2007, respectively.

(3)	Includes the gain on sale of the CDN Assets of $125.2 million for the first quarter of 2007 and gain on sale of certain data center assets of $180.8 million for the second quarter of 2007.

(4)	Quarterly and annual computations are prepared independently. Therefore, the sum of per share amounts for the quarters may not agree exactly with per share amounts for the year.